      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 1998
                                                   REGISTRATION NO. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                           NOVEN PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                               ------------------

              DELAWARE                                 59-2767632
   (State or other jurisdiction of       (I.R.S. Employer Identification Number)
   incorporation or organization)

                          11960 SOUTHWEST 144TH STREET
                              MIAMI, FLORIDA 33186
                                 (305) 253-5099
               (Address, including zip code, and telephone number,
            including area code, of registrant's principal offices)

                               ------------------

                                ROBERT C. STRAUSS
                                    PRESIDENT
                           11960 SOUTHWEST 144 STREET
                              MIAMI, FLORIDA 33186
                                 (305) 253-5099
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------

                                   COPIES TO:
                             LEONARD H. BLOOM, ESQ.
                          SHAPO, FREEDMAN & BLOOM, P.A.
                      200 SOUTH BISCAYNE BLVD., SUITE 4750
                              MIAMI, FLORIDA 33131
                                 (305) 358-4440
                               ------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
==============================================================================================================
TITLE OF EACH             AMOUNT TO BE       PROPOSED OFFERING       PROPOSED AGGREGATE       AMOUNT OF
CLASS OF SECURITIES       REGISTERED         PRICE PER SHARE         OFFERING PRICE           REGISTRATION FEE
TO BE REGISTERED
--------------------------------------------------------------------------------------------------------------
Common Stock                 966,184            $5.375(1)             $5,193,239(1)            $1,713.77
==============================================================================================================

         (1) Based on a price of $5.375 per share, the closing sales price on June 4, 1998 for the Common Stock as reported on the NASDAQ National Market.

                           -------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                 966,184 SHARES

                           NOVEN PHARMACEUTICALS, INC.

                                  COMMON STOCK

         This Prospectus relates to the sale of 966,184 shares of Common Stock which are offered by the holder thereof identified as the "Selling Security Holder" in this Prospectus. See "SELLING SECURITY HOLDER.

         The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security Holder. Sales of shares of Common Stock may be made from time to time in transactions (which may include block transactions) by or for the account of the Selling Security Holder on the NASDAQ National Market, or in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company has informed the Selling Security Holder that the anti-manipulative rules under the Securities Exchange Act of 1934, Regulation M, may apply to its sales in the market and has furnished the Selling Security Holder with a copy of these rules. The Company has also informed the Selling Security Holder of the need for delivery of copies of this Prospectus. See "SELLING SECURITY HOLDER" and "PLAN OF DISTRIBUTION."

         The Common Stock offered hereby involves a high degree of risk. See "RISK FACTORS."

                              --------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

=================================================================================================================
                          PRICE TO PUBLIC    UNDERWRITING DISCOUNTS    PROCEEDS TO THE    PROCEEDS TO THE SELLING
CLASS OF SECURITY                                                        COMPANY            SECURITY HOLDER
-----------------------------------------------------------------------------------------------------------------
Shares of Common
Stock.............          $______ (1)               N/A                    N/A                 $_____ (2)
=================================================================================================================


(1) Represents the anticipated sale by the Selling Security Holder of shares of Common Stock at $____, the closing sales price on ______. There can be no assurances, however, that the Selling Security Holder will be able to sell its shares of Common Stock at this price.
(2) Does not give effect to ordinary brokerage commissions or other costs of sale which will be borne solely by the Selling Security Holder.

         The Common Stock is traded on the NASDAQ National Market under the symbol "NOVN".

                             -----------------------

                  THE DATE OF THIS PROSPECTUS IS JUNE __, 1998

                           NOVEN PHARMACEUTICALS, INC.
                    Cross-Reference Sheet Showing Location or
                      Caption in Prospectus of Information
                          Required by Items of Form S-3

Registration Statement                            Location or Caption in Prospectus
Item Number and Heading                           ---------------------------------
-----------------------
1.   Forepart of the Registration Statement       Outside front cover page of Prospectus
     and Outside Front Cover Page of
     Prospectus

2.   Inside Front and Outside Back Cover          Inside front and outside back cover pages of
     Pages of Prospectus                          Prospectus

3.   Summary Information, Risk Factors            Prospectus Summary; Risk Factors; Not
     and Ratio of Earnings to Fixed               Applicable
     Charges

4.   Use of Proceeds                              Not Applicable

5.   Determination of Offering Price              Not Applicable

6    Dilution                                     Not Applicable

7.   Selling Security Holders                     Selling Security Holder

8.   Plan of Distribution                         Outside front cover page; Plan of Distribution

9.   Description of Securities                    Not Applicable

10.  Interests of Named Experts and               Legal Matters; Experts
     Counsel

11.  Material Changes                             Not Applicable

12.  Incorporation of Certain Information         Incorporation of Certain Documents by
     by Reference                                 Reference

13.  Disclosure of Commission Position on         Not Applicable
     Indemnification for Securities Act
     Liabilities

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and are also available for inspection and copying at the regional offices of the Commission located at 1401 Brickell Avenue, Suite 200, Miami, FL 33131 and at Seven World Trade Center, New York, New York 10048. Copies of such information can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Company is an electronic filer with the Commission. The Commission maintains a Web site (http://www.sec.gov) which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, all other reports filed pursuant to Section 13(a) or 15(d) since the end of the fiscal year ended December 31, 1997, and the description of the Company's Common Stock contained in the Registration Statement on Form S-2 filed with the Commission on February 18, 1992, Commission File No. 33-45784 are incorporated by reference into this Prospectus.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering to which this Prospectus relates, shall be deemed to be incorporated by reference into this Prospectus from the date of filing except as to any portion of any future Annual or Quarterly Report to Shareholders which is not deemed to be filed under such provisions.

         For the purposes of this Prospectus, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Prospectus modifies or supersedes the statement in such document. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests should be directed to William A. Pecora, Vice President of Finance and Chief Financial Officer, Noven Pharmaceuticals, Inc., 11960 Southwest 144th Street, Miami, Florida 33186, telephone number (305) 253-5099.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION UNDER "RISK FACTORS," AND INFORMATION INCORPORATED BY REFERENCE.

                                   THE COMPANY

         Noven Pharmaceuticals, Inc. ("Noven" or the "Company") is a leader in developing and manufacturing transdermal and transoral drug delivery systems. These systems utilize an adhesive patch containing medication which, when adhered to the skin or the mucosa of the oral cavity, allows the delivery of drugs across the tissues and into the bloodstream over an extended period of time. Noven has developed and patented thin, solid state, multi-laminate transdermal and transoral drug delivery systems that have a small surface area and are adaptable to deliver numerous drug entities.

         The Company's first product, an estrogen patch for the treatment of menopausal symptoms, was launched in the U.S. in March 1996 by Ciba-Geigy Corporation ("Ciba-Geigy") under the brand name Vivelle(R). (In December 1996, Ciba-Geigy's parent corporation was merged with Sandoz, Ltd. to form Novartis, AG, hereinafter "Novartis". All references to Novartis herein shall include Ciba-Geigy). Novartis also launched the same product in Canada in June 1996. On May 1, 1998, Novartis and the Company entered into a joint venture for the development and commercialization in the United States of women's health care products, and, in particular, Vivelle(R). The new joint venture company, Vivelle Ventures LLC ( "Ventures"), is owned 51% by Novartis and 49% by Noven. Noven will manufacture the product for Ventures at a fixed price. Noven will also market the product and will receive royalties from Ventures on product sales. Finally, Noven will be entitled to a percentage of the profits of Ventures. The Company anticipates that commercial sales of its second generation estrogen patch, which is approximately one-third the size of its existing estrogen patch, will commence in the United States during the first quarter of 1999. This product will also be sold by Ventures. Rhone-Poulenc Rorer, Inc. ("RPR") has received regulatory approval to market this estrogen patch under the brand name Menorest for the treatment of menopausal symptoms in 36 countries and has launched the product in 19 countries including Germany, France and the United Kingdom. Menorest has also been approved in 36 countries as a preventative treatment for osteoporosis and clinical trials of Vivelle(R) in the U.S. for this indication is being conducted by Novartis.

         The Company's other major development in hormonal replacement therapy ("HRT"), a combination patch of estrogen and progestogen, completed Phase III clinical trials in the U.S. and Europe. In August 1997 RPR submitted a New Drug Application ("NDA") with the Food and Drug Administration ("FDA") for this product and has made similar regulatory filings for this product in Europe. This product is presently being sold by RPR in Sweden under the trade name Estalis(TM). Estalis(TM) has significant advantages over the single entity transdermal estrogen replacement system, inasmuch as the combination of the two hormones reduces the incidences of endometrial hyperplasia and in low dosage forms, taken over several months, may eliminate bleeding for menopausal women. It also eliminates the need to take two single entity drugs (ie. two pills). RPR has worldwide marketing rights to this product. It is anticipated that this product will be approved by the FDA in the United States in the fourth quarter of 1998.

         DentiPatch(R), the Company's novel transoral anesthetic delivery system, was approved for marketing by the FDA in May 1996. A regional launch of this product by the Company commenced in the second half of 1996, and on a national basis in 1997. The Company is also developing a range of new products utilizing transdermal and transoral technologies for cardiovascular, central nervous system and inflammatory disorders.

         The Company conducts its operations in Miami-Dade County, Florida. Its primary manufacturing facility, located on approximately 15 acres, was approved by the FDA in April 1996 and expanded Noven's manufacturing capability from approximately 100 million patches to approximately 500 million patches per year.

         The Company was incorporated in Delaware in January 1987. The Company's principal executive offices are located at 11960 Southwest 144th Street, Miami, Florida 33186. Its telephone number is (305) 253-5099.

                                  THE OFFERING

Securities Being Offered .........  This Prospectus relates to an offering by the Selling Security Holder of 966,184
                                    shares of common stock (the "Common Stock") issued to it through the exercise of a certain Warrant dated November 15, 1991, as amended (the "Warrant").

                                    The shares of Common Stock offered by the Selling Security Holder may be offered for sale from time to time by the holder in regular brokerage transactions, either directly or through brokers or to dealers, in private sales or negotiated transactions, or otherwise, at prices related to then prevailing market prices.

                                    The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security Holder. All expenses of the registration of such securities are, however, being borne by the Company.

                                    The Selling Security Holder, and not the
                                    Company, will pay or assume such brokerage commissions as may be incurred in the sale of its securities.

                                    The Common Stock is traded on the NASDAQ
                                    National Market under the symbol "NOVN." On
                                    ________ the closing sales price was
                                    $______________.

Total number of shares of
 Common Stock outstanding ........  21,441,715

Total number of shares of Common
 Stock being offered by Selling
 Security Holder .................  966,184

Risk Factors .....................  The Common Stock offered hereby involves a high degree of risk and prospective
                                    investors should consider carefully the
                                    factors specified under "Risk Factors"
                                    before electing to invest. See "RISK
                                    FACTORS."

Transfer Agent ...................  American Stock Transfer & Trust Company, 40
                                    Wall Street, New York, New York, telephone number (718) 921-8254.

                                  RISK FACTORS

         PROSPECTIVE INVESTORS IN SHARES OF COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.

OPERATING LOSSES; NEED FOR CAPITAL; FUTURE PROFITABILITY UNCERTAIN

         Noven has incurred net losses in each year since its inception in January 1987. At March 31, 1998, the Company's accumulated deficit was approximately $36,880,217. The Company anticipates additional losses in 1998. Further, as a result of the formation of the joint venture with Novartis, Noven contributed $7.5 million for its 49% share of the equity. Accordingly, Noven will be required to raise additional funds in order to cover operating deficits in 1998 and into early 1999. No assurances can be given that such funds will be available. If sufficient funds are not raised, Noven will be required to either license products under development and/or reduce expenditures, probably including reductions in clinical studies and research and development. Such licensing and expenditures reductions would have a material adverse effect on Noven's prospects for profitability.

COMPETITION AND TECHNOLOGICAL CHANGES

         The Company is in competition with major pharmaceutical companies and others engaged in transdermal drug delivery system research, development, testing, manufacturing and marketing. Many of these competitors are well established and have substantially greater financial, technical and marketing resources than the Company. There can be no assurance that the Company will be able to compete effectively with respect to the development, manufacture, marketing or sale of transdermal drug delivery systems.

         In 1997, Noven's Vivelle(R) product, marketed by Novartis, captured approximately 16% of the U.S. market for transdermal estrogen delivery systems. Although management believes that the formation of the joint venture with Novartis, and the introduction of Noven's second generation estrogen delivery system, will improve Noven's competitive position, no assurances can be given that such market share can be increased or even maintained in the short or long term.

         Noven's new product, the combination estrogen progestogen transdermal delivery system, presently being sold by RPR in Sweden under the trade name Estalis(TM), could receive approval from the FDA in the fourth quarter of 1998. However, the impact that this product will have on future operating results is difficult to determine at this time.

         New drugs or future developments in alternate drug delivery technologies, such as controlled release oral delivery, liposomes and implants, may provide therapeutic or cost advantages over transdermal drug delivery systems. Changes in transdermal drug delivery technology will require substantial investments by companies to maintain their competitive position and may provide opportunities for new competitors to enter the industry. There can be no assurance that developments by others will not render the Company's products or technologies noncompetitive or obsolete.

THE JOINT VENTURE; MARKETING UNCERTAINTIES

         A substantial portion of Noven's revenues in the past have been derived from the sale of Vivelle(R) to Novartis pursuant to a licensing agreement. In May 1998, Novartis and Noven altered their business relationship through the formation of Ventures, a joint venture designed to promote, in the United States, women's health care products and, in particular, Vivelle(R). This new company, owned by Novartis (51%) and Noven (49%) will purchase Vivelle(R) from Noven and market and sell the product in the United States; Noven will continue to receive royalties from the sale of this product. The joint venture is managed by a committee consisting of three representatives of Novartis and two representatives of Noven, with Robert C. Strauss, Noven's President, serving as the president of Ventures, and with certain acts subject to a super majority vote of committee members. The ability of Ventures to operate profitably depends, in large part, upon the effectiveness of its management. No assurances can be given that such joint management will be effective.

         Through agreements entered into among Ventures, Noven and Novartis, marketing, sales and promotional field activities to physicians will be performed by Noven. Although management believes that by directing the marketing activities in the United States, Noven can effectively increase Vivelle(R) sales, Noven must implement an effective marketing sales force and plan. This activity will require the expenditure of substantial resources and the hiring, training and supervision of a sales force. The failure to implement an effective marketing sales force and plan could have a material adverse effect on Noven's financial condition, results of operations and prospects.

         Finally, the success of Ventures will depend upon general competitive factors affecting the transdermal estrogen replacement market, including the introduction of competitive products and technologies.

GOVERNMENT REGULATION

         The Company's products require the approval of the FDA before they can be marketed in the U.S. In order to obtain FDA approval for a product, the Company must submit to the FDA either a New Drug Application ("NDA") or an Abbreviated New Drug Application ("ANDA"). A product must undergo extensive pre-clinical and clinical trials before an NDA is filed, and extensive bio-equivalency studies before an ANDA is filed. The Company must submit to the FDA an Investigational New Drug Application ("IND"), which must be approved before clinical trials may commence. The time required for regulatory approval of the Company's products after filing an ANDA or NDA is uncertain. In addition, approvals are required from health authorities in foreign countries before the Company's products can be marketed in such countries. The process of obtaining required regulatory approvals for these products from the FDA and from foreign regulatory authorities takes a number of years and involves the expenditure of substantial resources.

         There can be no assurance that problems will not arise that could delay or prevent the commercialization of the Company's pipeline products or that the FDA and foreign regulatory agencies will be satisfied with the results of the clinical trials and approve the marketing of any products. Even if regulatory approvals are obtained, post-market evaluation or surveillance of the products, if required, could result in suspension or limitation of approvals. Additionally, there is the possibility that existing or new governmental regulation may (i) prevent or substantially delay the marketing of any products developed by the Company, (ii) cause the Company to undertake further costly testing and development procedures, or (iii) furnish an advantage to the more substantially capitalized competitors of the Company.

DEPENDENCE ON LICENSING PARTNERS

         Noven has a licensing agreement with and depends on RPR for the marketing in Europe of its transdermal estrogen replacement system, under the trade name Menorest, and for the marketing of its transdermal combination estrogen/progestogen delivery system under the trade name Estalis(TM) in Europe and eventually in the United States. Noven expects to receive revenues from RPR from product sales and milestone payments. Factors not in Noven's control, including, but not limited to, RPR's strategic plans as well as business decisions affecting the utilization of RPR's resources, could adversely affect the commercialization of these products, which would therefore affect Noven's revenues.

         To the extent Noven enters into licensing agreements for other products, which may be required due to the financial resources needed to develop and commercialize such products, it will become dependent upon the efforts of such licensing partner(s). Accordingly, factors not in Noven's control could adversely impact the commercialization of such products.

PATENTS AND PROPRIETARY RIGHTS

         The Company has obtained 14 patents in the U.S. and has over 100 patent applications pending worldwide, including nine in the United States. However, there can be no assurance that (i) patents applied for will be granted, (ii) patents owned by the Company or that may be granted to or obtained by the Company in the future will be enforceable or will provide the Company with meaningful protection from competition, or (iii) any products developed by the Company will not infringe on any patent or intellectual property rights of others. Further, no assurance can be given that challenges or claims to Noven's patents or products will not be asserted in the future. Noven also relies on trade secrets and proprietary knowledge which it generally seeks to protect by confidentiality and non-disclosure agreements with employees, consultants, universities, licensing partners or agents. There can be no assurance, however, that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or developed independently by competitors.

PRODUCT LIABILITY AND INSURANCE

         The design, development and manufacture of the Company's products involves an inherent risk of product liability claims. The Company has obtained product liability insurance in an amount of $12 million per incident and $12 million in the aggregate per annum on a claims made basis. The Company's license agreements provide for indemnification under certain circumstances in connection with claims relating to its products. However, there can be no assurance that the coverage limits of the Company's insurance policy and/or the indemnification provisions will be sufficient and/or applicable to offset potential claims. A successful claim against the Company in excess of the insurance coverage and not subject to indemnification could have a material adverse effect upon the Company and its financial condition.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent, to a substantial degree, on the expertise of its founder and Chairman of the Board, Steven Sablotsky and on its President and Chief Executive Officer, Robert C. Strauss. Mr. Sablotsky does not have an employment agreement with the Company. Mr. Strauss is employed under a five-year agreement which will expire on December 31, 2002. The loss or interruption of either of their services could have a material adverse effect upon the Company's operations. Further, the joint venture could be dissolved by Novartis if, before April 30, 2000, Mr. Strauss' employment is terminated "without cause" or Mr. Strauss terminates the agreement "for good cause," all as defined in his employment agreement. A dissolution of the joint venture would have a material adverse effect on the Company's operations, financial condition and prospects. Additionally, as a result of the specialized nature of its business, the Company is dependent upon its ability to attract and retain other qualified personnel. There is significant competition for such qualified personnel from numerous pharmaceutical and health care companies and there is no assurance that the Company will be successful in recruiting and retaining such personnel.

FUTURE CAPITAL REQUIREMENTS

         The Company's future capital requirements depend upon numerous factors, including (i) the revenues generated by sales of its products, (ii) the progress of its product development programs, (iii) the time required to obtain government regulatory approvals of products in development, (iv) the resources that the Company devotes to the development of self-funded products, proprietary manufacturing methods, advanced technologies and a marketing and sales administration infrastructure, and (v) the ability of the Company to obtain additional licensing agreements and to manufacture products pursuant to those agreements. No assurances can be given that such capital will be available on acceptable terms, or at all.

DEPENDENCE ON SOLE SOURCE SUPPLIERS

         Some materials used in the Company's products are currently available only from certain suppliers. Although Noven has not experienced difficulty acquiring these materials for the manufacture of products for clinical trials, no assurances can be given that interruptions in supplies will not occur in the future. Further, no assurances can be given that the use of substitute vendors will not require additional regulatory submissions or approvals. Any interruption of supply could have a material adverse effect on the Company's ability to manufacture its products.

HEALTH CARE REFORM

         The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of U.S. and foreign governmental and third-party payors to contain or reduce the costs of health care, including the prices or profits of prescription drugs, through various means. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, there have been a number of federal and state proposals to subject pharmaceutical pricing to government control. The Company cannot predict the nature of health care reforms or the effect that they may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company. Further, to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other pharmaceutical companies that are licensees or prospective licensees for certain of the Company's products, the Company's ability to commercialize its products may be adversely affected.

HEALTH CARE REIMBURSEMENTS

         In both the United States and elsewhere, sales of prescription pharmaceuticals currently are dependent in part on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services and engaging in the use of restrictive formularies for prescription drugs as part of efforts to control or reduce drug costs. If the Company succeeds in bringing products to market, there can be no assurance that the Company's products will be considered cost-effective or outcome-effective by such third-party payors and that reimbursement to the consumer will be available or will be sufficient to allow the Company or its licensees to sell its products on a competitive basis.

VOLATILITY OF STOCK PRICE

         The Company believes that factors, such as announcements of new products or developments by the Company or its competitors, or period-to-period variances in the Company's financial results, could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many high technology and bio-technology companies and that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely effect the market price of the Common Stock.

                             SELLING SECURITY HOLDER

         The shares of Common Stock of the Company offered by this Prospectus are being sold for the account of Novartis Pharmaceuticals Corporation ("Novartis").

         Novartis is offering for sale an aggregate of 966,184 shares of Common Stock issued to it on May 7, 1998 pursuant to the exercise of a certain Warrant dated November 15, 1991, as subsequently amended.

         The following table sets forth certain information concerning the shares of Common Stock owned of record and beneficially (to the extent known by the Company) by Novartis.

                                                  NUMBER OF
                             NUMBER OF            SHARES OF       NUMBER OF
                             SHARES OF            COMMON STOCK    SHARES OF           PERCENTAGE   PERCENTAGE
                             COMMON STOCK         TO BE SOLD IN   COMMON STOCK        BEFORE       AFTER
NAME                         BEFORE OFFERING(1)   OFFERING        AFTER OFFERING(1)   OFFERING     OFFERING
----                         ------------------   -------------   -----------------   ----------   ----------
Novartis Pharmaceuticals
Corporation                      1,047,649           966,184           81,465            4.87%         *
 59 Route 10
 East Hanover, NJ 07936

(1) Includes 81,465 shares subject to an outstanding warrant exercisable at $15.34 prior to November 27, 1999.


-----------------------
         * less than 1%


         On May 1, 1998, the Company entered into a joint venture with Novartis for the commercialization of women's health care products, including Vivelle(R). Novartis owns 51% of the joint venture, and Noven owns 49%. Noven contributed $7.5 million to Ventures and Novartis contributed its right to Vivelle(R) in the United States under an existing License Agreement and also licensed the right to use the Vivelle(R) trademark to Ventures. Ventures will purchase Vivelle(R) from Noven and pay to Noven a fixed price for the product and a royalty on sales. In addition, after a preferred return of $6.1 million to Novartis, income generated by Ventures is to be allocated and distributed between Novartis and Noven pursuant to a specified formula based on levels of products sales. Noven's allocable and distributable share increases as product sales increase. Prior to May 1, 1998, and since 1991, Noven and Novartis' predecessor, Ciba-Geigy, were parties to a License Agreement with respect to the development and commercialization in the United States and Canada of a transdermal estrogen replacement system. In 1996, this product was launched in the United States (and subsequently in Canada) under the name Vivelle(R). Noven manufactured the product for

Novartis and received royalty payments upon sale. During 1996 and 1997, Novartis was one of Noven's two main sources of revenues.

                              PLAN OF DISTRIBUTION

         Novartis is offering shares of Common Stock for its own account and not for the account of the Company. The Company will not receive any proceeds from the sale of the shares of Common Stock by Novartis.

         Novartis will, prior to any sales, agree (a) not to effect any offers or sales of the Common Stock in any manner other than as specified in this Prospectus and (b) not to purchase or induce others to purchase Common Stock in violation of Regulation M under the Exchange Act.

         The shares of Common Stock may be sold from time to time to purchasers directly by Novartis acting as principal for its own account in one or more transactions in the over-the-counter market or in negotiated transactions at market prices prevailing at the time of sale or at prices otherwise negotiated. Alternatively, the shares of Common Stock may be offered from time to time through agents, brokers, dealers or underwriters designated from time to time, and such agents, brokers, dealers or underwriters may receive compensation in the form of commissions or concessions from Novartis or the purchasers of the Common Stock.

         Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, Novartis will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by Novartis.

         The Company will use its best efforts to file, during any period in which offers or sales are being made, one or more post-effective amendments to the Registration Statement, of which this Prospectus is a part, to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Shapo, Freedman & Bloom, P.A., 200 South Biscayne Blvd., Suite 4750, Miami, Florida 33131. Leonard H. Bloom, a principal of the firm, owns 1,000 shares of Common Stock.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference from the Annual Report on Form 10-K of the Company for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Act with respect to the Common Stock offered in this offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement.

================================================================================

         No dealer, salesperson or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus. This Prospectus does not constitute an offer or a solicitation in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the circumstances of the Company or the facts herein set forth since the date hereof.

                              --------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary ..........................................................  2
Risk Factors ................................................................  5
Selling Security Holder ..................................................... 10
Plan of Distribution ........................................................ 11
Legal Matters ............................................................... 11
Experts ..................................................................... 12
Additional Information ...................................................... 12

================================================================================

================================================================================

                              -------------------

         UNTIL _________, 1998 (90 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                              --------------------

                         966,184 Shares of Common Stock
                     offered by the Selling Security Holder

                              --------------------







                                      NOVEN
                                PHARMACEUTICALS,
                                      INC.

                              --------------------


                                   PROSPECTUS


                              --------------------





                                  June __, 1998




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

     SEC Registration Fee ...............................  $ 1,713.77
     Cost of Printing and Engraving .....................   10,000.00
     Legal Fees and Expenses ............................   15,000.00
     Accounting Fees and Expenses .......................    2,500.00
     Transfer Agent Fees and Expenses ...................    2,500.00
     Miscellaneous ......................................    1,000.00
                                                           ----------
     Total ..............................................  $32,713.77

All of such expenses are to be paid by the Company.

--------------------
*Estimated, except for SEC Registration Fees.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Article IX of the Company's Certificate of Incorporation, Article VII of the Company's By-Laws, as amended, and to Section 145 of the General Corporation Law for the State of Delaware ("DGCL"). Section 145 of the DGCL authorizes a corporation to provide indemnification against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred, in non-derivative actions, suits or proceedings brought by third parties, to an officer, director, employee or agent of the corporation, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute.

         In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         The Company has purchased officer and director liability insurance. Subject to a deductible for each loss, the policy will cover certain claims against officers and directors of the Company up to specified policy limits. Insurance coverage will not extend to certain claims, including claims based upon or attributable to the insured's gaining personal profit or advantage to which he is not legally entitled, claims brought or contributed to by the dishonesty of the insured, and claims under Section 16(b) of the Securities Exchange Act for an accounting of profits resulting from the purchase or sale by the insured of the Company's securities. Notwithstanding the foregoing however, and insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or personnel controlling the Company, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or a controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person for liabilities arising under the Act in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the issue as to whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

Exhibit
Number                              Description
                                    -----------
5.1               Opinion of Shapo, Freedman & Bloom, P.A.

23.1              Consent of Shapo, Freedman & Bloom, P.A., included in its opinion filed as Exhibit 5.1.

23.2              Consent of Deloitte & Touche LLP

ITEM 17.  UNDERTAKING

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on June 8, 1998.

                                     NOVEN PHARMACEUTICALS, INC.



                                     By: /s/ Steven Sablotsky
                                        ----------------------------------------
                                         Steven Sablotsky, Chairman of the Board

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature                                   Title                             Date
---------                                ----------                        ----------


By: /s/ Steven Sablotsky            Chairman of the Board                June 8, 1998
   --------------------------
    Steven Sablotsky


By: /s/ Robert C. Strauss           President and Principal              June 8, 1998
   --------------------------       Executive Officer and Director
    Robert C. Strauss


By: /s/ William A. Pecora           Vice President and                   June 8, 1998
   --------------------------       Chief Financial Officer
    William A. Pecora


By: /s/ Mitchell Goldberg           Director                             June 8, 1998
   --------------------------
    Mitchell Goldberg


By: /s/ Sheldon H. Becher           Director                             June 8, 1998
   --------------------------
    Sheldon H. Becher


By:                                 Director                             June___, 1998
   --------------------------
    Sidney Braginsky


By:                                 Director                             June___, 1998
   --------------------------
    Lawrence J. DuBow


By:                                 Director                             June___, 1998
   --------------------------
    Fred G. Weiss